AEGIS REALTY, INC. PROVIDES GUIDANCE ON PREVIOUSLY ANNOUNCED MERGER
                                  TRANSACTION



NEW YORK, NY - March 17, 2003 - Aegis Realty Inc., ("Aegis"), (AMEX:AER) today provided guidance to stockholders regarding the anticipated timing and other matters with respect to the previously announced merger transaction with a subsidiary of Phillips Edison, LTD.

If the merger transaction is approved at the previously scheduled special stockholders on March 21, 2003, Aegis anticipates that the merger will become effective during the week of March 24, 2003. Trading of the stock will continue through the close of business on the day the merger transaction is effective. Upon consummation of the merger Stockholders will receive the cash merger consideration which is currently anticipated to be $11.52 per share (subject to adjustment) plus, if the closing occurs prior to March 31, 2003, an additional amount equal to a pro-rata portion of Aegis' first quarter dividend not to exceed approximately two-thirds of such dividend. Until the closing, Aegis has agreed to operate in accordance with certain budgets. Depending upon actual operations and expenses, as well as conformity to other terms of the merger, the $11.52 per share merger consideration may be adjusted up or down.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, trends, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. With respect to the proposed merger, there is the risk that PECO will not obtain the financing necessary to consummate the merger notwithstanding the fact that it has obtained commitments for such financing as described in the merger agreement and the proxy statement which has been delivered to stockholders as part of the approval process. Additional risks relating to the Company can be found in the Company's filings with the Securities and Exchange Commission, including the 2001 Annual Report on Form 10-K and the proxy statement. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Important additional information is filed with the SEC
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Aegis filed a proxy statement with the SEC in connection with the merger transaction. Investors and security holders are urged to read the proxy statement because it contains



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important information. The proxy statement and other documents filed by Aegis with the SEC may be obtained free of charge at the SEC's website
(http://www.sec.gov).

Aegis, and its directors and officers, and the advisor, and the directors and officers of its sole general partner, may be deemed to be "participants" in the solicitation of proxies from Aegis stockholders in connection with the transaction. These potential participants have interest in the transaction, some of which could differ from those of Aegis stockholders generally. Information about the directors and officers of Aegis and the general partner of the advisor, including such individuals' ownership of Aegis shares, is set forth in the proxy statement for Aegis' 2002 annual meeting of stockholders (and is available at the SEC website listed above). Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the proxy statement.